Exhibit 11.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1847 Holdings LLC

We consent to the inclusion in this Offering Statement of 1847 Holdings LLC (“the Company”) on Form 1-A/A of our report dated April 12, 2019, with respect to our audits of the consolidated financial statements of 1847 Holdings LLC as of December 31, 2018 and 2017 and for the years then ended. We also consent to the reference of our Firm under the caption “experts” in such Offering Statement.

Salt Lake City, UT
October 31, 2019